Exhibit 99.1

Red River Bancshares, Inc. Board of Directors Elects
Michael J. Brown as New Director

ALEXANDRIA, La., January 25, 2024 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today that Michael J. Brown, CFA, has been appointed as a new director to the board of directors of the Company and Red River Bank, effective January 25, 2024.

Mr. Brown, who resides in New Orleans, Louisiana, joins the Company’s board after a highly successful career in the financial services industry that spanned more than 30 years. Mr. Brown began his career at Wachovia Corporate Services, in Atlanta, Georgia, and then worked for First Commerce Corporation in New Orleans, including following its merger with Banc One Corporation. He was then employed by IBERIABANK, where he most recently worked as the Chief Operating Officer from 1999 until IBERIABANK’s acquisition by First Horizon Bank in 2020. Mr. Brown then served as the President of Regional Banking for First Horizon Bank from 2020 to 2021. In addition to his financial services background, Mr. Brown has served on the board of directors of Amerisafe, a publicly-traded insurance company, since 2014. Blake Chatelain, President and Chief Executive Officer of the Company, said, “We are very pleased to welcome Michael, who brings a wealth of experience in all areas of banking operations and strategy. I had the privilege of working with Michael earlier in our careers when we both worked at First Commerce, and it is a pleasure to have the opportunity to work with him again. Michael’s deep industry knowledge will be invaluable as we continue to navigate the banking landscape and deliver exceptional value to our customers and shareholders.”

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and one combined loan and deposit production office in New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; Acadiana, which includes the Lafayette MSA; and New Orleans.

Contact:
Julia Callis
Senior Vice President, General Counsel & Corporate Secretary
318-561-4042
julia.callis@redriverbank.net

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